Exhibit 2

Pricing Supplement No. 2 dated January 10, 2006 (To a short form base shelf prospectus dated December 21, 2004)	CUSIP # 89353ZBQ0 ISIN # CA89353ZBQ06

Medium Term Note Debentures

(Unsecured)

TransCanada PipeLines Limited

Amount of Issue (Cdn. $):	$300,000,000
Date of Debentures:	January 13, 2006
Delivery Date:	January 13, 2006
Issue Price (%):	99.955%
Proceeds (Cdn. $):	$299,865,000
Less Agent Commission (%, $):	0.35%, $1,050,000
Maturity Date:	January 13, 2011

Redemption Provisions:

The Corporation may redeem the Medium Term Note Debentures referred to herein on the terms and conditions and in the manner described below under the heading “Redemption Provisions”. The Government of Canada Yield Additional Percentage is 0.10%.

Agents:	RBC Dominion Securities Inc. TD Securities Inc. BMO Nesbitt Burns Inc. Scotia Capital Inc. CIBC Work Markets Inc. National Bank Financial Inc. HSBC Securities (Canada) Inc.

Bearer Non-Interest Bearing Notes:	☐	Yes	☒	No

Registered Interest Bearing Notes:	☒	Yes	☐	No

Interest Rate:	4.30% per annum

Interest Payment Dates:	January 13 and July 13 commencing July 13, 2006

Documents Incorporated by Reference:

The following is a list of the documents which have been filed with the various securities commissions in each of the provinces and territories of Canada and which are specifically incorporated by reference in and form an integral part of the short form base shelf prospectus dated December 21, 2004:

(a)           Audited comparative consolidated financial statements as at and for the year ended December 31, 2004, the notes thereto, and the auditors’ report thereon, and management’s discussion and analysis of financial condition and results of operations as at and for the year ended December 31, 2004;

(b)           Renewal Annual Information Form for the year ended December 31, 2004 dated March 7, 2005; and

(c)           Unaudited interim comparative consolidated financial statements as at and for the nine month period ended September 30, 2005, the notes thereto, and management’s discussion and analysis of financial condition and results of operations as at and for the nine month period ended September 30, 2005.

Redemption Provisions:

The Corporation shall be entitled to redeem the Medium Term Note Debentures (referred to herein as the “Debentures”), in whole at any time, or in part from time to time, on not more than 60 and not less than 30 days’ prior notice, at the higher of the Canada Yield Price (as defined below) and par, together with accrued and unpaid interest to the date fixed for redemption.

“Canada Yield Price” shall mean, in effect, a price equal to the price of the Debentures calculated to provide a yield to maturity equal to the Government of Canada Yield (as defined below) plus 0.10% on the business day preceding the date of the resolution of the Corporation authorizing the redemption.  “Government of Canada Yield” on any date shall mean, in effect, the yield to maturity on such date compounded semi-annually which a non-callable Government of Canada Bond would carry if issued, in Canadian Dollars in Canada, at 100% of its principal amount on such date with a term to maturity equal to the remaining term to maturity of the Debentures.  The Government of Canada Yield will be the average of the yields determined by two major Canadian investment dealers selected by the Corporation.